Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South	• Birmingham, Alabama 35233

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS FOURTH QUARTER

AND YEAR-END 2005 RESULTS

Birmingham, Alabama, February 8, 2006–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2005, net income was $1.21 per share ($126 million) compared with $1.05 per share ($116 million) for the year-ago quarter. Net operating income for the quarter ended December 31, 2005, was $1.17 per share ($122 million), a 9% per share increase compared with $1.07 per share ($118 million) for the year-ago quarter.

Net income for the year ended December 31, 2005, was $4.68 per share ($495 million) compared with $4.19 per share ($469 million) for the year-ago period. Net operating income for the year ended December 31, 2005, was $4.59 per share ($486 million), a 9% per share increase compared with $4.23 per share ($473 million) for the year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the sum of the after-tax profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		% Chg.	Quarter Ended December 31,		% Chg.
	2005	2004		2005	2004
Insurance underwriting income*	$1.03	$.91	13	$107.2	$100.7	6
Excess investment income*	.77	.74	4	80.0	81.1	(1)
Parent company expense	(.02)	(.02)		(2.1)	(2.6)
Income tax	(.61)	(.56)	9	(63.4)	(61.6)	3

Net operating income	$1.17	$1.07	9	$121.8	$117.7	3

Realized losses, net of tax:
Investments	(.03)	(.01)		(3.1)	(1.1)
Valuation of interest rate swaps	(.01)	(.01)		(1.1)	(1.1)
Settlement of prior year taxes, net of tax	.15	—		16.0	—
Net cost of legal settlement, net of tax	(.07)	—		(7.1)	—
Retiring executive option term extension, net of tax	—	—		(.4)	—

Net income	$1.21	$1.05		$126.1	$115.5

Weighted average diluted shares outstanding (000)	104,314	110,061

	Per Share Year Ended December 31,		% Chg.	Year Ended December 31,		% Chg.
	2005	2004		2005	2004
Insurance underwriting income*	$4.03	$3.58	13	$426.1	$400.9	6
Excess investment income*	3.07	2.95	4	324.2	330.5	(2)
Parent company expense	(.09)	(.09)		(9.7)	(9.6)
Income tax	(2.41)	(2.22)	9	(255.2)	(248.5)	3

Net operating income	$4.59	$4.23	9	$485.5	$473.4	3

Realized gains (losses), net of tax:
Investments	.01	.04		.6	4.6
Valuation of interest rate swaps	(.05)	(.05)		(5.4)	(5.3)
Settlement of prior year taxes, net of tax	.15	.03		16.0	3.0
Change in accounting principle	—	(.06)		—	(7.2)
Net cost of legal settlements, net of tax	(.01)	—		(1.0)	—
Retiring executive option term extension, net of tax	—	—		(.4)	—

Net income	$4.68	$4.19		$495.4	$468.6

Weighted average diluted shares outstanding (000)	105,751	111,908

*	See definitions in the discussions below and in the Torchmark 2004 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the fourth quarter 2005 with fourth quarter 2004:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of profitability of each insurance segment’s underwriting performance and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2005	% of Premium	Quarter Ended Dec. 31, 2004	% of Premium	% Chg.
Insurance underwriting margins:
Life	$99.5	27	$92.3	26	8
Health	42.6	17	40.1	16	6
Annuity	3.3		3.8

	145.4		136.2
Other income	0.4		0.5
Administrative expenses	(38.6)		(36.0)		7

Insurance underwriting income	$107.2		$100.7		6
Per share	$1.03		$.91		13

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 68% of the Company’s insurance underwriting margin for the quarter and 59% of total premium revenue. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, LNL Agency, and the Military Agency (an independent agency). Total premium, life insurance margins, first-year collected premium and net sales by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Premium revenue from life insurance increased 5% to $369 million. Direct Response life premium grew 9% to $106 million, American Income grew 8% to $97 million and Military grew 4% to $50 million; however, LNL Agency life premium remained unchanged at $75 million.

Life insurance underwriting margin was $99 million, up 8%, and was 27% of premium revenue, 1% higher than the year-ago quarter. American Income was the leading contributor to life underwriting margin with $31 million, up 13%, followed by Direct Response with $27 million, up 9%. Underwriting margin as a percentage of premium was 31% for American Income, up 1%, and 25% for Direct Response, the same as for the year-ago quarter.

Life insurance first year premiums were $53 million, a decline of 6%. First year premium is a statistical measure of the premium collected on policies in their first year and is considered by Torchmark as an indicator of the rate of future premium growth. Direct Response had a 3% increase to $19 million. American Income’s $18 million was a decline of 5%, and LNL Agency’s $9 million was also a decline of 5%. Military had first year premiums of $5 million, a decline of 34%.

Life insurance net sales were down 5% for the quarter. Net sales is defined as annualized premium issued, net of cancellations in the first 30 days after issue, except at Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Net life sales at LNL Agency grew 8% to $12 million compared with the year-ago quarter, and 6% compared with the third quarter of 2005. Direct Response’s net sales were $26 million, a 1% increase following strong growth periods in 2003 and 2004. American Income fell 7% to $20 million in part due to the 6% decline in producing agents during the quarter. The Military agency’s net sales of $4 million fell 35% from the year-ago quarter. Military’s sales production of life insurance for Torchmark continues to decline since that agency’s (non-Torchmark) mutual fund offering was altered in 2004 resulting in the loss of 30% of agents producing life insurance for Torchmark since year-end 2004.

Recruiting new agents and growing the number of producing agents at the agency distribution channels are critical to growth in sales. American Income’s number of producing agents declined to 2,027, down 125 since the end of the third quarter 2005, and down 63 since year-end 2004. LNL Agency had 1,781 producing agents at the end of the quarter, up 143 from year-end 2004, but down 54 since the end of the third quarter 2005.

Health Insurance

The Health insurance segment accounted for 29% of Torchmark’s insurance underwriting margin for the quarter and 40% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. The supplemental health products the Company markets and administers are limited benefit plans including hospital/surgical, dread disease and accident policies all sold to applicants under age 65, as well as Medicare supplements sold primarily to applicants over age 65. Medicare supplements accounted for 59% of the Company’s health premium in the fourth quarter, down from 62% a year-ago, but Medicare supplements were only 24% of first year health premium, reflecting the change in the product mix sold in recent years. UA Independent Agency and UA Branch Office Agency are the leading writers of Torchmark’s health insurance.

Premium revenue from health insurance was $246 million, down 4%. Sales of non-Medicare health policies have continued to grow resulting in a 4% increase in limited benefit plans premium to $101 million; however, Medicare supplemental health premium declined 8% to $145 million. Health premium at UA Independent Agency declined 7%, reflective of the decline in its premium from both Medicare supplements and limited benefit plans. UA Branch Office Agency premium grew 3% as increases in premium from limited benefit plans of 42% overcame the 10% decline in Medicare supplement premium. As expected, LNL Agency’s health premiums declined 12% to $35 million due to the previously announced premium reduction under a class action settlement on a closed block of cancer policies.

Health insurance underwriting margin was $43 million, a 6% increase. As a percentage of premium, the health underwriting margin rose to 17% from 16% a year ago, primarily from LNL Agency where the policy obligations loss ratio on that agency’s closed block of cancer policies improved under the class action settlement initiated in March 2005.

First year health premiums declined 4% to $38 million. First year premium from limited benefit plans were $29 million, up 7%, as both the UA Independent Agency and Branch Office Agency continue to sell predominantly limited benefit plans. First year premiums for Medicare supplements were $9 million, declining 28% from the year-ago quarter.

Health insurance net sales were $53 million, up 24% compared with the year-ago quarter and up 8% compared with the third quarter of 2005. The UA Branch Office was the primary contributor to the growth with net health sales of $31 million, up 62% from the year-ago quarter, and up 22% from the third quarter of 2005. These positive results were from sales of limited benefit health plans. The UA Branch Office ended the quarter with 2,166 producing agents, up 312 from the third quarter, and up 489, or 29%, from the year-ago quarter.

Increased demand over the past few years for limited benefit supplemental health plans is ongoing as some employers continue to eliminate or reduce their major-medical type group coverage for employees, and as individually written major-medical plans have become less available.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Medicare Part D Prescription Drug Plan participation:

During the quarter, United American began marketing its Medicare Part D prescription drug plan for Medicare beneficiaries for which coverage began January 1, 2006. At January 31, 2006, the Company had 121 thousand enrollees in its plan that had been confirmed by CMS, with enrollment expected to continue to May 15, 2006. Details of the Company’s plan were reported last quarter and are at www.uamedicarepartd.com.

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $3 million, down from $4 million in the year-ago quarter. Annuities comprised only 2% of the Company’s insurance underwriting margin for the quarter.

INVESTMENTS – comparing the fourth quarter 2005 with fourth quarter 2004:

Excess Investment Income

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and net financing costs. Net financing costs are interest on debt (including trust preferred securities) offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program that uses excess cash flow to repurchase TMK shares rather than acquire fixed income investments.

Excess investment income was $80 million, compared with $81 million, a 1% decline, but a 4% increase on a per-share basis, as detailed in the following table:

	Quarter Ended December 31,		% Chg.
	2005	2004
	(dollars in millions, except per share data)
Net investment income	$152.1	$146.0	4

Required Interest:
Interest credited on net policy liabilities	(57.4)	(54.1)	6
Net financing costs:
Interest on debt	(15.5)	(14.3)
Income from interest rate swaps	.8	3.5

Total net financing costs	(14.7)	(10.7)

Total required interest	(72.0)	(64.8)	11

Excess investment income	80.0	81.1	(1)
Per share	$.77	$.74	4

Net investment income increased 4.2%, lower than the 5.6% increase in average invested assets at amortized cost, and reflective of the effect of investments acquired in the past three years at lower interest rates than the average interest rate of the investment portfolio as a whole.

Financing costs increased 37% to $14.7 million because of the negative effect that higher short-term interest rates have had primarily on Torchmark’s interest rate swaps, and to a lesser extent, on the variable rate short-term debt. A chart containing additional information about Torchmark’s swap agreements is on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page menu, under Financial Reports.

While the cash settlements from the interest rate swap agreements are reflected in net operating income as management views its operations, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from the quarterly change in the market value is recognized as a realized capital gain or loss.

Investment Portfolio Composition at December 31, 2005

At December 31, 2005, the market value of Torchmark’s fixed maturity portfolio was $8.8 billion, $425 million higher than amortized cost of $8.4 billion. This net unrealized gain is composed of $486 million gross unrealized gains, and $61 million gross unrealized losses. At amortized cost, 92.0% of fixed maturities (92.4% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 94% of total invested assets, earned a yield of 7.0% during the fourth quarter of 2005. Acquisitions of fixed maturity investments during the quarter totaled $191 million at cost, with an average annual effective yield of 6.1%, an average life of 14 years and average rating of BBB+.

Realized Capital Gains and Losses – during the quarter ended December 31, 2005

The total net realized capital loss was $4.4 million before taxes and $3.6 million after taxes. The after-tax net realized capital losses from investments, which exclude the interest rate swap components, were $3.1 million compared with net realized losses of $1.1 million in the year-ago quarter. Changes in the market valuation of the interest rate swaps resulted in an after-tax realized loss of $1.1 million.

PRIOR YEARS TAX SETTLEMENT

In the fourth quarter of 2005, Torchmark favorably settled with the IRS all issues for the 1996 and 1997 tax years. As a result, Torchmark recorded a non-operating $16 million after tax benefit in 2005 to reflect the impact of this settlement on the tax years covered by the examination as well as all other tax years prior to 2005 to which these issues apply.

SHARE REPURCHASE – during the quarter ended December 31, 2005:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 212 thousand shares of Torchmark Corporation common stock for a total cost of $11 million ($54.04 average cost per share). For the year, the Company has repurchased 5.6 million shares at a total cost of $300 million ($53.15 average cost per share), compared with 5.2 million shares for $268 million during 2004. At December 31, 2005, there were 103.6 million Torchmark shares outstanding, 104.3 million on a diluted basis.

If the $300 million free cash flow used for the repurchase of Torchmark common stock during 2005 had alternatively been invested in corporate bonds, an estimated $8.8 million of additional investment income, after tax, would have resulted. Net operating income for the year would have been $494 million, or $4.50 per share for 2005, a 6% per share increase compared with a year-ago. Actual results, including the buyback, were $4.59 per share, a 9% per share increase.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2006:

Torchmark projects that for the year ended December 31, 2006, net operating income per share, including the share buy-back program and Medicare Part D, but excluding stock option expense, will range from $4.90 to $5.00. Stock option expense is projected to be about $.04 per share, after tax. This estimate assumes that life premium and underwriting margin both will increase 3% to 5%, and health premium and underwriting margin, excluding Medicare Part D, will range from unchanged to a 2% increase compared with the year-ago period. Medicare Part D is projected to range from $.06 to $.09 per share, after tax. Excess investment income per share is projected to increase 3% to 5%, after tax, compared with the year-ago period.

OTHER FINANCIAL INFORMATION:

Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 63% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures. Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj. at December 31,		FAS 115 Adjustment at December 31,		GAAP at December 31,
	2005	2004	2005	2004	2005	2004
Net income as a return on equity (YTD)	—	—			14.6%	14.1%
Net operating income* as a return on equity (YTD)	15.9%	16.2%			—	—

Total assets (in millions)	$14,367	$13,640	$402	$612	$14,769	$14,252
Shareholders’ equity (in millions)	$3,172	$3,022	$261	$398	$3,433	$3,420
Book value per share	$30.41	$27.45	$2.50	$3.62	$32.91	$31.07
Debt to capital ratio	21.9%	22.3%			20.6%	20.2%

* Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 2 of this release.

	($ millions)
	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Total revenue	$769.1	$760.8	$3,125.9	$3,071.5
Net sales	$116.9	$110.2	$460.5	$493.6

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at Financial Reports.

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2004, and Form 10-Q for the quarter ended September 30, 2005, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2005 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, February 9, 2006. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon, or at www.PRNewswire.com/news at the Multimedia Menu at Conference Calls on the Web. On February 9 supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the Financial Reports icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com